UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2025

BlackRock Monticello Debt Real Estate Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	000-56720	33-6595754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hudson Yards, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 810-5300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 30, 2025, BLKM III, LLC (the “Borrower”), an indirect subsidiary of BlackRock Monticello Debt Real Estate Investment Trust (the “Company”), entered into a credit agreement (as it may be amended from time to time, the “Credit Agreement”) with Customers Bank, as administrative agent (in such capacity, the “Administrative Agent”) and account bank, MonticelloAM Servicing, LLC, as servicer, and certain other lenders party thereto. In connection with the Credit Agreement, the Company provided a guaranty which may become full recourse to the Company upon the occurrence of certain events as described in the Credit Agreement.

The maximum aggregate commitment under the Credit Agreement is $150,000,000. The Borrower’s obligations under the Credit Agreement will be secured by all right, title and interest in healthcare commercial real estate loans of the Borrower. The maximum aggregate commitment under the Credit Agreement may be increased to an amount as agreed between the Borrower and Administrative Agent. The Credit Agreement will mature on July 30, 2030, subject to early repayment and customary events of default.

Advances under the Credit Agreement generally accrue interest at a rate per annum equal to the Term Secured Overnight Financing Rate for a one month period plus a margin as agreed upon by Customers Bank and the Borrower for each transaction. Additionally, the Company pays a fee on each draw date equal to 0.25% of the amount funded under the Credit Agreement.

The Credit Agreement contains representations, warranties, covenants, events of default and indemnities that are customary for an agreement of its type.

The foregoing summary description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

Retail Closing

In connection with the continuous private offering of the Company, on August 1, 2025, the Company sold an aggregate of 1,999.3122 common shares (the “Shares”) for aggregate consideration of $50,000.00. The offer and sale of the Shares was exempt from the registration provisions of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) and Rule 506 of Regulation D promulgated thereunder.

The following table details the Shares sold:

Title of Securities	Number of Shares Sold	Aggregate Consideration
Class F-I Common Shares	1,999.3122	$50,000.00

Anchor Investment

As previously disclosed, on July 1, 2025, the Company entered into subscription agreements (collectively, the “Anchor Subscription Agreements”) by and between the Company and certain unaffiliated investors (collectively, the “Anchor Investors”), pursuant to which the Anchor Investors agreed, from time to time, and on or before August 31, 2025, to purchase from the Company an aggregate amount of not less than $55.0 million in Class F-I common shares, at a price per share equal to either (i) where the Company has not yet calculated a net asset value (“NAV”) per share of the Class F-I common shares, the most recently determined NAV per share of the Class E common shares of the Company or (ii) after the date on which the Company calculates a NAV per share of the Class F-I common shares, the most recently determined NAV of its Class F-I common shares (the “Anchor Investment”).

In addition to the offer and sale of the Shares disclosed above, on August 1, 2025, pursuant to the terms of the Anchor Investment, the Company issued an aggregate of 1,099,621.7301 of its Class F-I common shares to the Anchor Investors at a price per share of $25.0086 for an aggregate purchase price of $27.5 million. The offer and sale of the Class F-I common shares to the Anchor Investors was exempt from the registration provisions of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) and Rule 506 of Regulation D promulgated thereunder.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated July 30, 2025, by and between BLKM III, LLC, as borrower, and Customers Bank, as administrative agent and account bank.

104	Cover Page Interactive Data File (embedded within the XBRL file)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlackRock Monticello Debt Real Estate Investment Trust

By:	/s/ Robert P. Karnes
Name:	Robert P. Karnes
Title:	President

Dated: August 5, 2025